Exhibit 99.1

NEWS RELEASE

Comdisco Announces Fiscal Year 2015 Financial Results

Rosemont, IL — December 9, 2015 - Comdisco Holding Company, Inc. (OTCQB: CDCO) and (OTCQB:  CDCOR) (“Comdisco”) today reported financial results for its fiscal year ended September 30, 2015. Comdisco emerged from Chapter 11 bankruptcy proceedings on August 12, 2002.  Under Comdisco’s First Amended Joint Plan of Reorganization (the “Plan”), Comdisco was charged with, and has been, liquidating its assets.  While there have been no changes either to the Plan, or Comdisco’s obligations under it, Comdisco adopted ASU 2013-07, Liquidation Basis of Accounting as of October 1, 2014 and accordingly, determined that liquidation was imminent.  Therefore, effective October 1, 2014, Comdisco applied the liquidation basis of accounting on a prospective basis.  The reporting discloses Comdisco’s estimate of the value of the net assets available in liquidation for the common stockholders.  The liquidation basis of accounting requires the Company to estimate net cash flows from operations and to accrue all costs associated with implementing and completing the plan of liquidation and requires management to make estimates that affect the amounts reported in the consolidated financial statements and the related notes.

As of the fiscal year ended September 30, 2015, there was approximately $36,720,000 in total assets, and approximately $18,678,000 in total liabilities resulting in net assets in liquidation of approximately $18,042,000. The net assets in liquidation as of the fiscal year ended September 30, 2015 would result in the projected future liquidating distribution of approximately $4.48 per common share, based on 4,028,951 shares of common stock outstanding on September 30, 2015.  This estimate of the projected future liquidating distribution includes projections of costs and expenses to be incurred during the time period estimated to complete the plan of liquidation.  There is inherent uncertainty with these estimates, and they could change materially based on the timing of the completion of all the steps necessary for the liquidation.  Actual results could differ from these estimates and may affect net assets in liquidation and actual cash flows.

During the period of October 1, 2014 through September 30, 2015, the Company’s estimated net assets in liquidation decreased by $10,116,000.  The reasons for the decrease in net assets were a result of a $9,450,000 liquidating distribution to common stockholders paid during the fiscal year, increased accrued estimated disposal costs of liquidation of $420,000 and an increase of $370,000 in Supplemental CDR Liability due to Anticipated Litigation Trust Distribution.

As a result of bankruptcy restructuring transactions, the adoption of fresh-start reporting, multiple asset sales, and the adoption of liquidation basis of accounting, Comdisco’s financial results are not comparable to those of its predecessor company, Comdisco, Inc.  Please refer to Comdisco’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on December 9, 2015 for complete financial statements and other important disclosures.

About Comdisco

Comdisco emerged from Chapter 11 bankruptcy proceedings on August 12, 2002. The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to the Plan and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with its limited business purpose. Accordingly, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in

COMDISCO HOLDING COMPANY, INC.  | 5600 N. RIVER ROAD #800 | ROSEMONT, ILLINOIS 60018

the manner and priorities set forth in the Plan and is projecting December 31, 2016 as the end date for its wind down of operations. However, the projected remaining wind down period could be shortened or lengthened by other intervening matters not currently known to management.  The company filed on August 12, 2004 a Certificate of Dissolution with the Secretary of State of the State of Delaware to formally extinguish Comdisco Holding Company, Inc.’s corporate existence with the State of Delaware except for the purpose of completing the wind down contemplated by the Plan.  Under the Plan, Comdisco was charged with, and has been, liquidating its assets. While there have been no changes either to the Plan, or Comdisco’s obligations under it, Comdisco adopted ASU 2013-07, Liquidation Basis of Accounting as of October 1, 2014 and accordingly, determined that liquidation was imminent.  Therefore, effective October 1, 2014, Comdisco applied the liquidation basis of accounting on a prospective basis, and, as such, the results of operations under liquidation basis of accounting are not comparable to the historical results under a going concern basis.

Safe Harbor

The foregoing contains forward-looking statements regarding Comdisco. They reflect the company’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases ‘‘expect,’’ ‘‘estimate,’’ and ‘‘anticipate’’ and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended September 30, 2015.  Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Deb Dompke
847-698-3000

pr@comdisco.com